EXHIBIT 12.2
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                        UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                             For the Nine Months
                                                                               Ended September 30,
                                                                         -----------------------------
Millions of dollars                                                         2001               2000
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Earnings from continuing operations                                         $ 648              $ 566
Provision for income taxes                                                    451                311
Minority Interests                                                             38                  3
Distributions (less than) greater than earnings from equity investments        44                (48)
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         Earnings subtotal                                                  1,181                832

Fixed charges included in earnings:
   Interest expense                                                           145                159
   Interest portion of rentals                                                 15                 17
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         Fixed charges subtotal                                               160                176
Earnings from continuing operations
   available before fixed charges                                          $1,341             $1,008
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Fixed charges:
   Fixed charges included in earnings                                       $ 160              $ 176
   Capitalized interest                                                        19                  9
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         Total fixed charges                                                $ 179              $ 185
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Ratio of earnings from operations
   to fixed charges                                                           7.5                5.4
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